CONSULTING AGREEMENT

        This Consulting Agreement is made on March 10, 2004, by The Taubman Company, L.L.C., a Delaware limited liability corporation, ("Company") and Courtney Lord Associates, Ltd., a District of Columbia corporation ("Lord").

        In consideration of the representations in this Agreement, Company and Lord agree as follows:

    1.        Engagement. Effective January 1, 2005, Company will engage Lord as a consultant, and Courtney Lord, as the agent of Courtney Lord Associates, Ltd. (“Agent”), agrees to hold himself available to personally render, at the request of Company, consulting services for Company, to the best of his ability, upon the terms and conditions set forth in this Agreement. Lord’s obligations under this Agreement apply to both Courtney Lord Associates, Ltd., and Agent.

    2.        Term.

    (a)        This Agreement will start on January 1, 2005 and will end on December 31, 2005, unless it is terminated before that date as permitted by this Agreement.

    (b)        Lord’s and Agent’s obligations under paragraphs 6, 7, 8, and 9 of this Agreement will survive the termination of this Agreement at any time before December 31, 2005 or the expiration of this Agreement on December 31, 2005, except that Lord’s and Agent’s obligations under paragraphs 6, 7, 8, and 9 of this Agreement will terminate immediately if Company experiences a “change in control” event. This Consulting Agreement incorporates by reference and adopts the definition of a “change in control” contained in the Taubman Centers, Inc. and Taubman Realty Group Limited Partnership 2003 “Change of Control Employment Agreement.”

    (c)        Lord may terminate this Agreement at any time during the term of this Agreement upon thirty days written notice to Company.

    (d)        Company may terminate this Agreement for “cause” (as defined in this Agreement) at any time during the term of this Agreement.

    (e)        If Lord voluntarily terminates this Agreement or if Company terminates this Agreement for “cause” (as defined in this Agreement) before December 31, 2005, this Agreement and all of Company’s obligations to Lord under this Agreement will end upon the date of the termination of this Agreement. “Cause” is defined as follows: an act of fraud, embezzlement, theft, or other similar dishonest conduct in connection with Lord’s or Agent’s performance of consulting services; intentional action or failure to act by Lord or Agent that is injurious, monetarily or otherwise, to Company; criminal conduct; or other similar misconduct.

    3.        Time Requirement.

    (a)        Lord will reserve 30 hours per month to perform consulting services for Company under this Agreement. Company has the right to request that Lord increase this time requirement, based on its business needs, and Lord may, at Lord’s option, perform consulting services in excess of 30 hours per month upon mutual agreement.

    (b)        Lord will maintain a running total of the number of consulting hours pre-approved by Company’s Executive Vice President and worked by Lord during the twelve month period from January 1, 2005 through December 31, 2005 and will submit monthly invoices and reconciliations to Company’s Executive Vice President for approval.

    4.        Independent Contractor.

    (a)        The consulting relationship between Company and Lord will be an independent contractor relationship, not an employment, agency, partnership, or joint venture relationship.

    (b)        Lord and Agent will have no authority to enter into contracts or agreements on behalf of Company without the advance permission of Company.

    (c)        Company will determine the consulting services to be done by Lord, but Lord will determine the legal means by which the specified consulting services will be performed. Company seeks the benefits of Lord’s efforts, but the conduct and control of those efforts are solely within Lord’s discretion. Lord will use its best efforts to perform the contracted-for consulting services under this Agreement in a diligent and professional manner in accordance with Company’s business requirements.

    (d)        Lord will be solely responsible for compliance with all tax and regulatory reporting requirements relating to its business and the contracted-for consulting services performed under this Agreement.

    (e)        To the extent required by law, Lord will comply with the workers’ compensation law concerning its business. Company will have no responsibility to obtain and will not obtain workers’ compensation insurance on behalf of Lord or Agent. Lord will indemnify and hold Company harmless from any claims made against Company by Agent for workers’ compensation benefits.

    (f)        Lord will comply with any applicable laws, rules, regulations, and ethical standards applicable to the performance of the contracted-for consulting services under this Agreement. Lord will indemnify and hold Company harmless from and against any fines and costs resulting from any failure by Lord to comply with any applicable laws, rules, regulations, and ethical standards.

    (g)        Company will indemnify and hold harmless Lord and Agent from any claim or cause of action arising out of or in connection with the performance of Lord’s consulting services under this Agreement.

    5.        Non-exclusive Relationship.

    (a)        Lord will be held out to the general community as being available for work and will be free to do so, as long as Lord’s activities do not interfere with Lord’s obligations under this Agreement, including the non-competition obligation. This Agreement does not grant Company the exclusive right to Lord’s services.

    (b)        Lord may provide to other persons or business entities services that are either similar or dissimilar to the consulting services that Lord will render to Company under this Agreement as long as those services for other persons or business entities do not interfere with Lord’s obligations under this Agreement, including the non-competition obligation.

    6.        Non-Competition. During the term of this Agreement and for a period of twelve months immediately after the termination or expiration of this Agreement, Lord and Agent are prohibited from engaging in any work, as an employee, independent contractor, consultant, owner, or otherwise, either (a) for Simon Property Group, General Growth Properties, Macerich, The Rouse Company, the Mills Corporation, Westfield America, or any of their successors in interest, or (b) for or at any shopping center (in excess of 200,000 square feet) that is located within ten miles of any shopping center that Taubman Realty Group Limited Partnership owns (except within four miles of Beverly Center), unless Company’s President/CEO approves the competing work, in advance and in writing. If a court of competent jurisdiction determines that the scope of the prohibition against competing work or the time or geographical limitations imposed on Lord and Agent are unreasonable, excessively broad, or both, the court may instead enforce the scope, time, and geographical limitations as the court deems reasonable and proper. This non-competition provision supersedes and replaces any other non-competition provisions in any other agreements between Company and Lord or Agent, specifically including the Employment Agreement dated November 4, 1999 between The Taubman Company Limited Partnership, a Delaware limited partnership, and Agent.

    7.        Non-Solicitation of Employees. During the term of this Agreement and for a period of twenty-four months after the termination or expiration of this Agreement, Lord and Agent will not, directly or indirectly, either on their own behalf or in the service of or on behalf of any other person or business entity, solicit, hire, or attempt to solicit or hire any person then employed by Company.

    8.        Non-Disclosure of Confidential Information.

    (a)        Lord and Agent will not use or disclose to any third party, except as Lord’s performance of consulting services for Company may require, any of Company’s “Confidential Information” (as defined in this Agreement), which Lord or Agent may obtain from Company during the term of this Agreement or may have obtained during Agent’s previous employment with Company, unless Company consents, in advance and in writing, to the use or disclosure. This obligation will remain in effect both during the term of this Agreement and for a period of twenty-four months after the termination or expiration of this Agreement.

    (b)        “Confidential Information” means any and all technical data, sales data, data pertaining to merchants, clients, methods, processes, rents, profits, operating procedures, and any other internal business information that is given to Lord by Company, that is not available to the public, and that pertains to Company, the facilities that it owns or manages, its affiliates or related entities, its officers, its directors, or its shareholders. “Confidential Information” excludes any general information about the industry, retailers, rents, and processes that Agent obtained during the course of his career or otherwise publicly available.

    9.        Return of Materials. Upon the termination of this Agreement or, at Company’s discretion, at any time before the termination of this Agreement, Lord and Agent will promptly deliver to Company all documents and materials of any nature given to Lord by Company pertaining to Lord’s performance of consulting services for Company and will not remove from the premises any documents, materials, or copies. If Lord or Agent discovers after the termination of this Agreement that Lord inadvertently retained any documents, materials, or copies, then Lord and Agent will not be in violation of this paragraph by delivering to Company, as soon as practicable after the discovery, any documents, materials, or copies. The parties will interpret this paragraph in good faith and reasonably.

    10.        Compensation. In exchange for Agent’s availability to provide consulting services, his performance of consulting services, and the promises in this Agreement, Company will compensate Lord as follows:

        For up to 360 hours of consulting services during the twelve month period from January 1, 2005 through December 31, 2005, Company will pay Lord $120,000.00 payable in $10,000.00 monthly installments commencing January 1, 2005. For any consulting services requested by Company in excess of 360 hours during that twelve month period, Company will pay Lord at the rate of $333.00 per hour for each hour of requested consulting services performed in excess of 360 hours during that twelve month period, after Company receives from Lord an itemized invoice identifying the date, the amount of time, the project, and the services rendered for those requested consulting services. Agent neither will be eligible for nor will receive any employee benefits from Company, except as set forth in this Agreement and the Termination Agreement.

    11.        Company’s Remedy Upon Violation. If Lord or Agent violates paragraph 6, Non-Competition, paragraph 7, Non-Solicitation of Employees, or paragraph 8, Non-Disclosure of Confidential Information, Lord will forfeit all rights to any further payments under paragraph 10 after the date of the violation. The parties agree that the forfeiture is both the Company’s sole remedy and its liquidated damages.

    12.        Expense Reimbursement. Company will reimburse Lord for reasonable, necessary, authorized, and pre-approved business expenses (at the service level of a Senior Vice President of the Company [currently, First Class air travel, but subject to change]) incurred in the course of Lord’s consulting services for Company. Lord will report these expenses and will submit supporting documentation in accordance with Company’s procedures.

    13.        Governing Law. This Agreement is made under and will be construed in accordance with the laws of the State of Michigan, excluding its choice of law rules.

    14.        Arbitration. Any dispute arising out of or relating to the performance or breach of this Agreement, the termination of this Agreement, or the meaning of or obligations imposed by this Agreement will be decided by arbitration under and in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect and conducted in Oakland County, Michigan. An arbitration award may be entered as a judgment in any court of competent jurisdiction.

    15.        Severability. If any provision of this Agreement is ruled to be illegal or unenforceable, the rest of this Agreement will remain enforceable.

    16.        Waivers. The waiver by either party of a violation by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent violation. Any waiver of an obligation under this Agreement will only be valid if it is in writing and signed by an authorized representative of the waiving party.

    17.        Notices. Any notice required by the Agreement to be given or made to a party must be in writing and delivered in person or sent by certified, first class mail, return receipt requested, or equivalent, to the address of each party appearing below its signature. The address may be changed by notifying the other party, in writing, of the new address.

    18.        Statutes of Limitations. Any claim by Lord, Agent, or Company must be brought within twenty-four months after the termination or expiration of this Agreement. Lord, Agent, and Company waive any statutes of limitation to the contrary.

    19.        Assignment. This Agreement contemplates personal services by Lord, and Lord cannot transfer or assign Lord’s rights or obligations under this Agreement. The Company cannot transfer or assign its rights or obligations under this Agreement.

    21.        Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them about the subject matter of this Agreement. There are no other representations or agreements, oral or written, modifying the terms of this Agreement.

    22.        Amendment. No amendment of this Agreement will be effective unless it is made in writing and signed by each party.

    23.        Multiple Copies. This Agreement is made in multiple copies, each of which will constitute an original, and all of which together will constitute one instrument.

    24.        Captions. The captions in this Agreement are for the convenience of the parties only and have no effect on the meaning or the interpretation of this Agreement.

THE TAUBMAN COMPANY, L.L.C.

/s/ William S. Taubman
____________________________
By:

____________________________
Its: Executive Vice President and Director

Dated: March 10, 2004

Address:

200 E. Long Lake Road
Bloomfield Hills, MI 48303	COURTNEY LORD ASSOCIATES, LTD.

/s/ Courtney Lord
__________________________
By:

____________________________
Its: President

Dated: March 10, 2004

Address:

391 Cranbrook Court
Bloomfield Hills, MI 48304